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                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement 333-111194 of Intersections Inc. on Form S-1 of our report dated January 30, 2004 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


McLean, Virginia
February _, 2004


The financial statements which are part of this Registration Statement include the effects of a stock split of Intersections Inc.'s common stock and an amendment of the articles of incorporation to increase the number of common shares authorized, which are anticipated to be approved by the Company's Board of Directors in February 2004, subject to stockholder approval prior to the closing of this offering. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of the stock split and amendment of the articles of incorporation, which are described in Note 2 of the notes to the consolidated financial statements, and assuming that, from January 30, 2004 to the date of such stock split, no other events will have occurred that would affect the financial statements and notes thereto. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



DELOITTE & TOUCHE LLP


McLean, Virginia
February 6, 2004